Consent of Independent Registered Public Accounting Firm

 We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Sapiens International Corporation N.V. dated March 11, 2013, as amended, and to the incorporation by reference therein of our report dated March 11, 2013, with respect to the consolidated financial statements of Sapiens International Corporation N.V. included in its Annual Report (Form 20-F) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Yours Truly,

/s/ KOST FORER GABBAY & KASIERER

April 4, 2013	KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	A Member of Ernst & Young Global